EXHIBIT 99
FOR IMMEDIATE RELEASE

Contact:
Julieanne DiBene, Marketing Communications
1-408-474-1276
Email: Julie.DiBene@Micrel.com

Micrel, Inc. Announces John E. Bourgoin To Join The Company’s
Board of Directors

San Jose, Calif., May 27, 2010 — Micrel, Inc. (Nasdaq:MCRL), an industry leader in analog, high bandwidth communications and Ethernet IC solutions, today announced that John E. Bourgoin has been elected to Micrel’s board of directors at a meeting of the Company’s board of directors held on May 25, 2010.

Mr. Bourgoin has more than 35 years of management and executive experience in semiconductor and high tech industries.  He recently served as Chief Executive Officer and President of MIPS Technologies, Inc.  Prior to this, he was a Senior Vice President of Silicon Graphics, Inc.  He also worked for Advanced Micro Devices, Inc., in various positions including Group Vice President.  He has served on the boards of directors for various high tech entities including MIPS Technologies Inc., Stream Processors Inc., and Electronic Design Automation Consortium.

“John brings to Micrel a wealth of executive management experience and a strong semiconductor background,” said Ray Zinn, President, CEO, Co-Founder and Chairman of the Board.  “We look forward to his contributions as we focus on Micrel’s growth and increasing market share.  In addition, John is well known in the industry and to many of my staff.  His product knowledge spans almost the entire product line of Micrel.”

About Micrel, Inc.
Micrel, Inc. is a leading global manufacturer of IC solutions for the worldwide analog, Ethernet and high bandwidth markets.  The Company’s products include advanced mixed-signal, analog and power semiconductors; high performance communication, clock management, Ethernet switch and physical layer transceiver ICs.  Company customers include leading manufacturers of enterprise, consumer, industrial, mobile, telecommunications, automotive, and computer products.  Corporation headquarters and state-of-the-art wafer fabrication facilities are located in San Jose, CA with regional sales and support offices and advanced technology design centers situated throughout the Americas, Europe and Asia.  In addition, the Company maintains an extensive network of distributors and reps worldwide.  Web: http://www.micrel.com.

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